Exhibit 15.1

October 23, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our reports dated August 3, 2017 and May 4, 2017 on our reviews of interim financial information of Realogy Holdings Corp. and its subsidiaries (the “Company”) for the three-month periods ended March 31, 2017 and 2016 and three and six-month periods ended June 30, 2017 and 2016, which are included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 are incorporated by reference in this Registration Statement on Form S-8.

Very truly yours,

/s/ PricewaterhouseCoopers LLP